Exhibit 16.1
September 14, 2005
Securities and Exchange Commission

Washington, D.C. 20549
Ladies and Gentlemen:
We are currently principal accountants for Carrier Access Corporation (the Company) and, under the date of March 21, 2005, except as to notes 3 and 12, which are as of August 1, 2005, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2003 and 2004. On September 9, 2005, we advised the Company that we decline to stand for re-election as the Company’s independent registered public accounting firm, and that the auditor-client relationship with KPMG LLP will cease upon completion of the review of the Company’s interim financial statements as of June 30, 2005 and for the three- and six- month periods then ended and the filing by the Company of its Form 10-Q for the period ended June 30, 2005 with the Securities and Exchange Commission. On September 14, 2005, upon the completion of our review and the filing of the Company’s Form 10-Q for the period ended June 30, 2005, the services of KPMG as the Company’s principal accountants ceased. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated September 14, 2005, and we agree with such statements, except we are not in a position to agree or disagree with the Company’s statement that the Audit Committee of the Company’s Board of Directors has commenced the process of selecting an independent registered public accounting firm to replace KPMG.
Very truly yours,
/s/ KPMG LLP